Exhibit 99.3

BLUCORA NAMES DAVINDER ATHWAL CHIEF FINANCIAL OFFICER
Athwal Brings Blend of Financial Expertise and Technology Industry Experience to Role

IRVING, Texas, Feb. 15, 2018 - Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, announced today that Davinder Athwal has been named Chief Financial Officer. Athwal succeeds Eric Emans who has been serving in a consulting role with Blucora since stepping down as CFO in late-2017. Emans will remain in his current consulting role through May 31, 2018 to assist with the transition.

“I am very pleased to welcome Davinder to the Blucora family,” said John Clendening, President and Chief Executive Officer of Blucora. “He comes to us with a wealth of experience, keen insights and leadership skills that will serve him well in his role with us. I look forward to working with him and the rest of our leadership team in taking Blucora to the next level of success.”

“I’d also like to thank Eric again for his years of service to Blucora and willingness to extend his work with us to ensure a smooth transition. Eric has been a crucial part of our transformation and growth over the years, and the entire Blucora team wishes him all the best,” Clendening said.

Athwal has more than 20 years of experience in global finance operations; including strategic planning and execution, business performance delivery, mergers and acquisitions, treasury, tax and risk management. He most recently served as Vice President and Chief Financial Officer of UGI International, responsible for financial strategy and execution across 17 countries for this $2 billion unit of UGI Corporation. He was previously UGI Corporation’s Chief Accounting Officer and Chief Risk Officer. Prior to his roles with UGI, he was the global mergers and acquisitions controller for Nortel Networks and before that worked in various corporate finance roles at IBM Corporation. He began his career with PricewaterhouseCoopers, where he performed audit and business advisory services for high-growth technology companies in Silicon Valley.

Athwal holds a bachelor’s degree in Accounting and Finance from Kingston University in London, a master’s degree in Accounting from Long Island University and is a certified public accountant.

About Blucora®
Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463